Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Fourth Quarter and
Full Year 2004 Financial Results

Fourth Quarter Highlights:

•	Net income increases 54% over 4Q03 to $13.3 million or $0.50 per unit

•	Coal royalty revenues increase 48% to $27.1 million

•	Distributable cash flow increases 42% to $21.2 million

•	Distribution per unit increases 18% to $0.6625 per unit

Annual Highlights:

•	Net income for 2004 rises 60% over 2003 to $59.0 million or $2.29 per unit

•	Coal royalty revenues increase 44% to $106.5 million

•	Distributable cash flow increases 36% to $81.5 million

HOUSTON, February 15, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today reported net income for the fourth quarter of 2004 rose 54% to $13.3 million, or $0.50 per unit, compared to $8.6 million for the same period last year. Distributable cash flow for the fourth quarter increased 42% to $21.2 million from $14.9 million last year.

For the year ended December 31, 2004, NRP reported net income increased 60% to $59.0 million compared to $36.9 million last year, while distributable cash flow rose 36% to $81.5 million from $59.8 million in 2003. Net income per unit increased 44% to $2.29 per unit from $1.59 per unit.

Fourth Quarter Financial Results

Total revenues for the fourth quarter of 2004 increased 43% to $31.4 million from $22.0 million for the same period last year. In addition, coal royalty revenues increased 48% to $27.1 million compared to $18.4 million last year, primarily as a result of improved coal prices. Average coal royalty revenues per ton increased 39% to $2.33 from $1.68. Production by our lessees also increased 6% to 11.6 million tons over the 11.0 million tons for the same period last year.

NRP Reports Fourth Quarter and 2004 Results	Page 2 of 9

Total expenses increased to $14.7 million, or 38% over the same period last year. Depletion and amortization increased 27% to $8.0 million resulting from increased production and higher depletion on properties acquired. General and administrative expenses increased to $3.8 million for the fourth quarter from $2.4 million for the same period last year due to increased incentive compensation expense related to the increased market value of NRP units at year end 2004 and additional personnel. Taxes other than income increased due to the addition of franchise taxes in another state and property taxes on unleased acreage related to acquisitions in 2004.

Fourth quarter financial results included a previously announced charge of $1.1 million for unamortized financing costs associated with NRP’s previous credit facility. NRP entered into a new five-year, $175 million credit facility in October.

“We have seen a significant increase in our results compared to 2003. The acquisitions we have completed to date, coupled with a very strong sales environment for the coal industry, are paying real dividends for our unitholders. However, our fourth quarter production and revenues were lower than we anticipated due to the simultaneous occurrence of events experienced by several of our lessees late in the fourth quarter. These included a shortage of personnel, geologic problems, moving of longwall panels, transportation delays and greater than usual downtime during the holidays experienced at some mines.” said Nick Carter, President and Chief Operating Officer. “Our lessees are working diligently to resolve these issues.”

Full Year Financial Results

NRP’s total revenues increased 42% to $121.4 million in 2004 from $85.5 million for the same period last year. Coal royalty revenues for 2004 rose 44% to $106.5 million compared to $73.8 million for 2003. This significant increase results from both a 33% increase in average per ton royalty revenue to $2.20 and a 9% increase in production to 48.4 million tons. The increase in production is due to a 17% increase in Appalachia as a result of acquisitions offset by a 41% decrease in the Northern Powder River Basin due to our lessee’s mining on the federal government’s adjacent property as a result of our checkerboard ownership in the region. Overriding royalty income nearly tripled to $3.2 million due to overrides associated with recent acquisitions. Other revenue rose 30% to $4.6 million primarily due to additional wheelage on acquisitions and increases in oil and gas income resulting from price increases.

Total expenses for 2004 increased 24% to $51.3 million over 2003. Depletion and amortization increased 22% as a result of increased production and higher depletion rates on new acquisitions. General and administrative expenses increased $2.6 million over last year due primarily to a $1.3 million increase in the incentive compensation accrual as a result of a 31% increase in the unit price in the last year and $1.3 million increase in salaries and benefits primarily associated with additional personnel. Taxes other than income increased $1.0 million due to increased property taxes and franchise tax in a new state as a result of acquisitions. Coal royalty and override payments increased $0.7 million due to increased prices on existing overrides and additional override commitments assumed through acquisitions in the last year.

Interest expense increased $3.5 million to $10.3 million due to our senior debt being outstanding for a full year in 2004 versus a partial year in 2003. The full year results also included a $1.1

NRP Reports Fourth Quarter and 2004 Results	Page 3 of 9

million charge associated with unamortized financing costs discussed above under the fourth quarter.

Distributions

On January 21, 2005, NRP announced an increase in its quarterly distribution to $0.6625 per unit, or $2.65 per unit on an annualized basis. This represents an 18% increase in Natural Resource Partners’ distributions compared to the fourth quarter of 2003.

2005 Outlook

NRP is not modifying the guidance for 2005 issued in a press release on January 21, 2005. It currently anticipates generating between $91 million and $101 million in distributable cash flow and net income between $68 million and $78 million.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2005 guidance. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes

NRP Reports Fourth Quarter and 2004 Results	Page 4 of 9

in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

05-03

- financials follow-

NRP Reports Fourth Quarter and 2004 Results	Page 5 of 9

NATURAL RESOURCE PARTNERS L.P.

OPERATING STATISTICS
(In thousands except per ton data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Coal royalty revenues:
Appalachia	$24,931	$16,009	$98,541	$63,855
Illinois Basin	1,240	793	3,852	3,566
Northern Powder River Basin	943	1,575	4,063	6,349

Total	$27,114	$18,377	$106,456	$73,770

Coal Royalty Production (tons):
Appalachia	9,861	8,957	42,089	35,998
Illinois Basin	898	666	3,138	3,034
Northern Powder River Basin	881	1,336	3,130	5,312

Total	11,640	10,959	48,357	44,344

Average royalty revenue per ton:
Appalachia	$2.53	$1.79	$2.34	$1.77
Illinois Basin	1.38	1.19	1.23	1.18
Northern Powder River Basin	1.07	1.18	1.30	1.20

Total	$2.33	$1.68	$2.20	$1.66

NRP Reports Fourth Quarter and 2004 Results	Page 6 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Coal royalties	$27,114	$18,377	$106,456	$73,770
Property taxes	1,388	1,550	5,349	5,069
Minimums recognized as revenue	483	427	1,763	2,033
Override royalties	832	209	3,222	1,022
Other	1,535	1,455	4,642	3,572

Total revenues	31,352	22,018	121,432	85,466
Operating costs and expenses:
Depletion and amortization	8,039	6,344	30,957	25,365
General and administrative	3,847	2,419	11,503	8,923
Taxes other than income	2,002	1,553	6,835	5,810
Coal royalty payments	809	337	2,045	1,299

Total operating costs and expenses	14,697	10,653	51,340	41,397

Income from operations	16,655	11,365	70,092	44,069
Other income (expense)
Interest expense	(2,355)	(2,718)	(10,312)	(6,814)
Interest income	159	47	349	206
Loss from early extinguishment of debt	(1,135)	—	(1,135)	—
Loss on sale of oil and gas properties	—	(55)	—	(55)
Loss from interest rate hedge	—	—	—	(499)

Net income	$13,324	$8,639	$58,994	$36,907

Net income attributable to:
General partner(1)	$458	$173	$1,705	$738

Other holders of incentive distribution rights(1)	$103	$—	$281	$—

Limited partners	$12,763	$8,466	$57,008	$36,169

Basic and diluted net income per limited partner unit:
Common	$.50	$.37	$2.29	$1.59

Subordinated	$.50	$.37	$2.29	$1.59

Weighted average number of units outstanding:
Common	13,987	11,354	13,447	11,354

Subordinated	11,354	11,354	11,354	11,354

(1)	Other holders of the incentive distribution rights (IDRs) include the WPP Group (25%) and NRP Investment LP (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports Fourth Quarter and 2004 Results	Page 7 of 9

NATURAL RESOURCE PARTNERS L.P.

STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$13,324	$8,639	$58,994	$36,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and amortization	8,039	6,344	30,957	25,365
Non-cash interest charge	11	12	52	26
Loss on early extinguishment of debt	1,135	—	1,135	—
Loss on sale of oil and gas properties	—	55	—	55
Change in operating assets and liabilities:
Accounts receivable	(611)	(842)	(4,093)	(1,947)
Other assets	(847)	1,257	236	(811)
Accounts payable and accrued liabilities	253	323	(47)	(674)
Accrued interest	(2,181)	(1,369)	(415)	481
Deferred revenue	2,703	2,043	793	1,802
Accrued incentive plan expenses	1,229	330	2,574	2,256
Property and franchise taxes payable	510	488	661	1,068

Net cash provided by operating activities	23,565	17,280	90,847	64,528

Cash flows from investing activities:
Acquisition of coal and other mineral rights	—	(18,832)	(77,733)	(142,541)
Proceeds from sale of oil and gas properties	—	30	—	30

Net cash used in investing activities	—	(18,802)	(77,733)	(142,511)

Cash flows from financing activities:
Proceeds from loans	—	19,000	75,500	317,100
Deferred financing costs	(969)	(2,541)	(969)	(2,541)
Repayment of loans	—	—	(111,850)	(172,600)
Distributions to partners	(16,779)	(12,454)	(60,393)	(46,478)
Contributions by general partner	—	—	2,147	—
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	—	200,355	—
Redemption of 2,616,752 common units, net	—	—	(100,121)	—
Settlement of hedge included in accumulated other comprehensive loss	—	—	—	(931)

Net cash provided by (used in) financing activities	(17,748)	4,005	4,669	94,550

Net increase in cash	5,817	2,483	17,783	16,567
Cash at beginning of period	36,286	21,837	24,320	7,753

Cash at end of period	$42,103	$24,320	$42,103	$24,320

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,452	$4,025	$10,603	$5,778

NRP Reports Fourth Quarter and 2004 Results	Page 8 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$42,103	$24,320
Accounts receivable	15,058	9,553
Accounts receivable – affiliate	25	1,437
Other	786	1,086

Total current assets	57,972	36,396
Land	13,721	13,532
Coal and other mineral rights, net	523,844	475,393
Loan financing costs, net	1,837	2,884
Other assets, net	2,552	3,471

Total assets	$599,926	$531,676

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$576	$423
Accounts payable – affiliate	105	305
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	1,559	1,186
Property and franchise taxes payable	3,460	2,799
Accrued interest	266	681

Total current liabilities	15,316	14,744
Deferred revenue	15,847	15,054
Accrued incentive plan expenses	3,271	1,070
Long-term debt	156,300	192,650
Partners’ capital:
Common units (outstanding: 13,986,906 in 2004, 11,353,658 in 2003)	243,814	143,956
Subordinated units (outstanding: 11,353,658)	157,324	158,633
General partners’ interest	8,802	6,474
Holders of incentive distribution rights	105	—
Accumulated other comprehensive loss	(853)	(905)

Total partners’ capital	409,192	308,158

Total liabilities and partners’ capital	$599,926	$531,676

NRP Reports Fourth Quarter and 2004 Results	Page 9 of 9

NATURAL RESOURCE PARTNERS L.P.

RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
		(Unaudited)
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distributable cash flow”

Cash flow from operations	$23,565	$17,280	$90,847	$64,528
Less scheduled principal payments	—	—	(9,350)	—
Less reserves for future principal payments	(2,350)	(2,350)	(9,400)	(4,700)
Add reserves used for scheduled principal payments	—	—	9,400	—

Distributable cash flow	$21,215	$14,930	$81,497	$59,828

-end-